UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008 (November 20, 2008)

GMAC LLC

(Exact name of registrant as specified in its charter)

Delaware	1-3754	38-0572512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

     200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (313) 556-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Private Exchange Offers

     On December 2, 2008, GMAC LLC (“GMAC”) amended the terms of its private exchange offers and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ outstanding notes (the “GMAC offers”) and certain of Residential Capital, LLC’s (“ResCap”) outstanding notes (the “ResCap offers”). Such amendments included, among other things, to extend the withdrawal date and early delivery time to 5 p.m., New York City time, on December 5, 2008 and to amend the GMAC offers to be conditioned upon GMAC becoming a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), concurrently with the completion of the GMAC offers.

     The risk factors attached as Exhibit 99.1 hereto and the press release announcing the amendments discussed above attached as Exhibit 99.2 hereto are incorporated herein by reference.

ResCap Support Actions

     On November 20, 2008, GMAC entered into the following transactions intended to improve ResCap’s liquidity and support its capital structure (the following transactions were previously described but have since been finalized):

  GMAC entered into an agreement with GMAC Residential Funding of Canada, Limited (“RFOC”) to purchase the outstanding equity interests of certain Canadian subsidiaries of ResCap (the “ResMor Owners”) that own all of the outstanding equity interests of ResMor Trust Company (“ResMor”), a Canadian federally incorporated trust company and an indirect wholly owned subsidiary of ResCap. Simultaneously with, and as a condition to, the execution and delivery of the purchase agreement, RFOC, as borrower, entered into a Loan Agreement and a Pledge and Security Agreement with GMAC, as lender, in an amount equal to the purchase price of the outstanding equity interests of the ResMor Owners. The total purchase price for the ResMor acquisition and the amount of the loan was CDN$82 million. The purchase is expected to close in December 2008 and will include the cash and short-term deposits on ResMor’s balance sheet, which, as of October 31, 2008, totaled approximately CDN$358 million.
  GMAC, as lender agent and initial lender, entered into a loan agreement for a short-term, $430 million revolving credit facility (the “Facility”) with two indirect subsidiaries of ResCap, Passive Asset Transactions, LLC (“PATI”) and RFC Asset Holdings II, LLC (“RAHI”) and together with PATI, the (“Borrowers”), as borrowers, and Residential Funding Company, LLC (“RFC”), GMAC Mortgage, LLC (“GMAC Mortgage”) and ResCap as guarantors. The loan is secured by: (i) a pledge by RFC of its receivables under certain warehouse loans it has made to third-party lenders; (ii) a pledge by PATI of a secured note issued to it by Flume (No. 8) Limited, secured by mortgage assets in the United Kingdom and (iii) the pledge by PATI of 100% of the equity of PATI A, LLC (“PATI A”) and the pledge by RAHI of 100% of the equity of RAHI A, LLC (“RAHI A”) in conjunction with the contribution to RAHI A and PATI A of preferred shares representing a residual interest in certain servicing advances held by an offshore special purpose vehicle and financed by a third party. The Borrowers may only make borrowings under the Facility if either (i) certain cash and cash equivalents of ResCap and its consolidated subsidiaries are less than $750 million or (ii) certain unrestricted and unencumbered balances in US Dollars and cash equivalents of ResCap and its consolidated subsidiaries (excluding GMAC Bank) are less than $250 million. The interest rate for borrowings under the Facility is equal to the rate appearing on Page 3750 of the Dow Jones “Markets” screen for the applicable interest period plus a margin of 3.50%. The Facility may be prepaid in whole or in part without premium or penalty and may be accelerated upon certain other events. The Facility will mature no later than December 31, 2008. On November 21, 2008, the Borrowers borrowed $115 million under the Facility.

     GMAC has also approved forgiveness of an amount of ResCap’s debt related to GMAC’s loan and security agreement (the “ResCap Secured MSR Facility”) entered into in April 2008 with RFC and GMAC Mortgage, equal to the amount required for ResCap to maintain a consolidated tangible net worth of $300 million as of November 30, 2008 (the “November Debt Forgiveness”). The November Debt Forgiveness is intended to allow ResCap to remain in compliance with the financial covenants under its bilateral credit facilities (including its agreement with Fannie Mae) as of November 30, 2008, which require ResCap to maintain a monthly consolidated tangible net worth of no less than $250 million, among other requirements. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity, excluding intangible assets and equity in GMAC Bank to the extent included in ResCap’s consolidated balance sheet. This November Debt Forgiveness is capped at $683 million. Should the maximum approved forgiveness of $683 million ultimately be insufficient to allow ResCap to comply with the consolidated tangible net worth covenant as of November 30, 2008 (to be determined once ResCap's consolidated financial statements are closed for November 2008), GMAC does not currently intend that any forgiveness will take place as any additional forgiveness subsequent to November 30, 2008 would not remedy ResCap's noncompliance as of such date. The decrease in ResCap’s tangible net worth as of November 30, 2008 was a result of several factors, including, among other things, a deterioration in the value of certain of ResCap’s mortgage servicing rights primarily resulting from declining interest rates, continued high provisions for loan losses and low levels of other revenue. Such deterioration could continue or worsen.

     GMAC may, but is not obligated to, approve additional debt forgiveness or provide additonal liquidity or support to ResCap. However, GMAC does not currently intend to take further actions in support of ResCap if the offers are not completed, although it reserves the right to do so. Except as expressly set forth above, GMAC has not made, and is not making, any commitment to continue to fund ResCap or to forgive ResCap debt and GMAC is not subject to any contractual obligation to do so regardless of whether the offers are completed and may consider other factors when considering future funding of ResCap or forgiveness of ResCap debt.

Bank Holding Company Application

     In connection with GMAC’s application to become a bank holding company under the BHC Act, the Board of Governors of the Federal Reserve System (the "Federal Reserve") has informed GMAC that it will require GMAC to implement certain actions prior to becoming a bank holding company. These include (i) achieving a minimum amount of outstanding total regulatory capital of $30 billion (a significant portion of which will be obtained as a result of the GMAC offers, if successful), including approximately $2 billion of new capital from third parties or existing equity holders that will qualify as Tier 1 capital under the BHC Act and be acceptable to the Federal Reserve, (ii) modifying GMAC’s capital, shareholder and governance structure to be consistent with the regulatory requirements applicable to bank holding companies, (iii) obtaining all necessary banking regulatory approvals, (iv) modifying GMAC’s capital funding plan and (v) certain other actions in connection therewith. The required new capital may take the form of an investment in GMAC’s common stock, or preferred stock of GMAC or a GMAC subsidiary. Any such investment is expected to be on market terms that may be more or less favorable than the terms of the preferred stock or the subordinated notes to be issued in the GMAC offers.

     In connection with its bank holding company application, GMAC prepared and submitted to the Federal Reserve pro forma financial statements indicating a level of outstanding regulatory capital of less than $30 billion. After reviewing this information as well as detailed information regarding GMAC’s current financial condition and business plan, the Federal Reserve informed GMAC that GMAC would be required to achieve $30 billion of outstanding total regulatory capital as a condition to approving GMAC's bank holding company application.

     Although the Federal Reserve has informed GMAC that GMAC must satisfy the above conditions prior to becoming a bank holding company, the Federal Reserve or other regulators may require actions different from those described above, including that GMAC raise more or less capital, or require additional actions in connection with GMAC’s application. Certain of these potential actions could require GMAC to obtain the consent of third parties. There can be no assurance that GMAC will be successful in its efforts to complete the foregoing or any additional required actions or that, regardless of whether such measures are successfully completed, GMAC’s application to become a bank holding company will be approved.

     In addition, GMAC continues to engage in discussions with the Federal Reserve regarding several aspects of its application to become a bank holding company, including, among other things, the nature and timing of the approximately $2 billion of new Tier 1 capital GMAC must generate. Among other possibilities, GMAC is exploring raising this new Tier 1 capital through a combination of (i) approximately $750 million of preferred equity to be issued to General Motors Corporation and FIM Holdings LLC in exchange for a contribution to GMAC of their full $750 million subordinated participations in the $3.5 billion senior secured credit facility that GMAC entered into with subsidiaries of ResCap in June 2008 and (ii) raising the remaining amount through the sale of common or preferred equity to certain financial institutions with current relationships with GMAC.

New Center Asset Trust

     On November 25, 2008, certain asset backed securities owned by New Center Asset Trust, a Delaware statutory trust and a wholly owned, but unconsolidated, subsidiary of GMAC (“NCAT”), were downgraded by Moody’s and S&P. As a result of such downgrades, under the terms of NCAT's liquidity facility documents, a cure period is provided during which GMAC, as administrator of NCAT, may work with Moody's and S&P to take steps to secure a ratings upgrade for the downgraded securities. If such upgrade is not achieved by December 24, 2008, although NCAT would continue to be able to issue commercial paper, it would be unable to use the proceeds of such issuances to purchase additional asset backed securities (or increase the principal amount of any revolving asset backed securities it currently owns), which would result in an orderly wind-down of NCAT’s operations absent the taking of any further action. GMAC is currently in discussions with the liquidity banks to obtain an extension until January 23, 2009 of the date on which NCAT must begin its orderly wind-down process to provide for more time to reach a satisfactory resolution with Moody’s and S&P. Resolution with Moody’s and S&P may require GMAC to bolster the enhancement of the downgraded asset backed securities, either in the form of additional collateral or a use of funds or other solution as may be determined.

     If NCAT is required to wind down its operations, a companion funding facility under which another wholly-owned, but unconsolidated, subsidiary of GMAC, Total Asset Collateralized Notes, LLC, a Delaware limited liability company (“TACN”), borrows funds from the same banks providing liquidity to NCAT to finance the purchase of assets similar to the assets owned by NCAT, would also be required to wind down its operations. If GMAC is able to reach a satisfactory arrangement with S&P and Moody’s with respect to NCAT’s downgraded asset backed securities, no wind down of TACN would occur.

Item 9.01 Financial Statements and Exhibits.

     (d)                   Exhibits.

Exhibit No.	Description of Exhibit

99.1	Risk Factors
99.2	Press release issued December 2, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2008

GMAC LLC

By:	/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Risk Factors
99.2	Press release issued December 2, 2008.